EXHIBIT 99

FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey_schoenborn@nyc.bm.com

Action Performance Reports Third Quarter 2003 Results

     PHOENIX – July 23, 2003 – Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today reported financial results for the third quarter and nine months ended June 30, 2003.

     Revenues were $87.6 million in the third quarter of 2003, compared to $112.1 million in the same period last year. Net income was $6.3 million, or $0.35 per share, for the three months ended June 30, 2003, compared to $12.5 million, or $0.66 per share, in the third quarter of fiscal 2002.

     For the nine-month period ended June 30, 2003, sales were $264.5 million compared with $296.4 million for the same period the prior year. Net income was $21.5 million, or $1.18 per share, for the nine months ended June 30, 2003, compared to $31.9 million, or $1.72 per share, for the same period last year.

     The company’s top-line results for the quarter were impacted by continued weakness in the nation’s retail sector and by the timing of the Texas race, the trackside revenue of which were recorded in the second quarter. As previously indicated, die-cast sales to mass retailers declined to $0.6 million in the third quarter of 2003, compared with $9.3 million in the prior year period. The company is also seeing very cautious ordering patterns from die-cast distributors, as hobby and specialty store retailers manage their inventory risk. Under Action Performance’s own conservative inventory management policies, die-cast products sold to mass retailers and distributors are manufactured only upon receipt of confirmed orders. Also, as previously indicated, results for the quarter were negatively impacted by a decline in the “special paint scheme programs” produced in this quarter compared to the same quarter a year ago. This decline resulted in reduced revenues and gross margins.

     “Action’s business model, which generated substantial cash and solid profits in the face of this tough economy, allowed us to continue to invest in the business and take important steps to further strengthen the company during the quarter,” Action Chairman and Chief Executive Officer Fred Wagenhals explained. “We are addressing issues that we can control,” Wagenhals continued. “As a result of recent discussions, we are confident that mass retail die-cast orders will resume in the fourth quarter and substantially increase in the first quarter of fiscal 2004. In addition, we are completing the consolidation of our marketing function in Phoenix and, in September, we will have a new information technology system in place to support the coordination and completion of ‘special paint scheme programs’”.

     “We have been careful not to produce die-cast product in excess of demand, thereby maintaining our solid profitability and a strong balance sheet in spite of an adverse economic climate,” stated Chief Financial Officer David Martin. “During the quarter, we repurchased $9 million of convertible notes, reducing future interest expense. Shareholders equity increased to $250.2 million or $13.99 per share.”

     The company also made planned capital expenditures totaling $6.5 million during the third quarter, investing in die-cast tooling, facility expansions at Action’s German subsidiary, and new information technology systems. Capital expenditures for the nine months ended June 30, 2003 amounted to $26.9 million, and are expected to total approximately $30 million for fiscal 2003.

     Action’s June 30, 2003 cash balance was $60.6 million, in spite of the above noted debt retirement and capital expenditures during the third quarter. Working capital, as measured by the current ratio, improved to 3.8 times at June 30, 2003, from 3.0 times at September 30, 2002.

     Days sales outstanding were 52 days at June 30, 2003, compared to 51 days at September 30, 2002. DSO would have been only 49 days, had one large, past-due receivable been paid as expected in June. This receivable will be paid during July and management expects this account to remain current in the future.

     At June 30, 2003, inventories increased $2.2 million over amounts at March 31, 2003, $4.9 million over amounts at September 30, 2002, and $14.3 million over amounts at June 30, 2002. However, die-cast inventories declined $0.3 million from amounts at March 31, 2003, declined $1.5 million from amounts at September 30, 2002, and increased $1.2 million from amounts at June 30, 2002. Apparel and other inventories increased in each period due to companies acquired subsequent to June 30, 2002, seasonal fluctuations, and delayed mass retail shipments.

     Gross margin was 35.5% for the third quarter of 2003, compared to 39.0% in the same period last year and 35.2% in the second quarter of 2003. The year over year decline in margin was attributable to lower volume of “special paint scheme program” die-cast sales and a program to accelerate the disposition of slow moving inventory. Selling, general and administrative expenses reflect continued strong cost controls and approximated amounts from the prior year in spite of $1.1 million of incremental SG&A from businesses acquired in the fourth quarter of 2002.

     EBITDA was $17.3 million in the third quarter of 2003, compared to $27.0 million in the same period last year. EBITDA was $55.7 million for the first nine months compared to $71.9 million in the prior year. The company supplements its consolidated financial statements under generally accepted accounting principles (GAAP) with the presentation of EBITDA, a non-GAAP financial measure. Action considers EBITDA to be an important indicator of our operating margin. EBITDA should be considered an addition to, not a substitute for, the company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP. A reconciliation of EBITDA to GAAP reporting is attached following the unaudited consolidated financial statements.

Guidance for Fourth Quarter Ending September 30, 2003

     For the fourth quarter ending September 30, 2003, management expects that reported revenues will range from $100 million to $115 million, while EPS will range from $0.52 to $0.65. Martin commented that, “we are cautious about any improvement in the economy over the next quarter. However, trackside sales are up year over year for the three races since July 1, 2003, compared to a year over year decline of 10.8% through June 30, 2003.” Management will further comment on quarter expectations during the conference call.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

Forward-looking Statements

     This press release contains forward-looking statements regarding expectations for revenues, EBITDA, net income, cash flow and capital and other funding needs, growth strategy, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, and other risks discussed in the Company’s Form 10-K, dated September 30, 2002, on file with the U.S. Securities and Exchange Commission.

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Balance Sheets
June 30, 2003 and September 30, 2002
(in thousands)

	June 30,	September 30,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$60,559	$69,585
Accounts receivable, net	50,129	61,313
Inventories	38,390	33,467
Prepaid royalties	7,564	6,938
Deferred taxes	3,272	3,155
Prepaid expenses and other	5,866	2,397

Total Current Assets	165,780	176,855
Property and Equipment, net	60,220	46,378
Goodwill	87,214	84,514
Licenses and Other Intangibles, net	22,368	24,000
Other Assets	4,212	6,169

	$339,794	$337,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,095	$28,958
Accrued royalties	10,766	15,146
Accrued expenses	6,318	10,545
Income taxes payable	4,913	4,265
Current portion of long-term debt	529	423

Total Current Liabilities	43,621	59,337

Long-Term Liabilities:
Long-term debt	34,486	40,360
Deferred taxes and other	8,451	5,696

Total Long-Term Liabilities	42,937	46,056

Commitments and Contingencies
Minority Interests	3,026	3,135
Shareholders’ Equity	250,210	229,388

	$339,794	$337,916

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
Three and Nine Months Ended June 30, 2003 and 2002
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	2003	2002	2003	2002

Net sales	$87,617	$112,085	$264,472	$296,406
Cost of sales	56,558	68,347	170,840	181,960

Gross profit	31,059	43,738	93,632	114,446

Operating expenses:
Selling, general and administrative	20,402	20,225	57,563	56,326
Amortization of licenses and other intangibles	840	679	2,575	1,766

Total operating expenses	21,242	20,904	60,138	58,092

Income from operations	9,817	22,834	33,494	56,354
Interest expense	(539)	(666)	(1,728)	(2,372)
Other income (expense), net	804	(1,631)	2,629	(1,767)

Income before income taxes	10,082	20,537	34,395	52,215
Income taxes	3,771	7,993	12,864	20,280

Net income	6,311	12,544	21,531	31,935
Other comprehensive income	1,047	3,814	2,021	2,941

Comprehensive income	$7,358	$16,358	$23,552	$34,876

Earnings Per Common Share:
Basic	$0.35	$0.70	$1.21	$1.83
Diluted	$0.35	$0.66	$1.18	$1.72
Weighted Average Shares Outstanding:
Basic	17,868	17,801	17,835	17,493
Diluted	18,291	19,388	18,228	19,251

Amounts for 2002 have been adjusted to reflect adoption of SFAS No.145 effective October 1, 2002. Prior to adoption, gains and losses on extinguishment of debt were reflected as extraordinary items. Gain and losses on extinguishment of debt are now included in other income (expense).

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
Nine Months Ended June 30, 2003 and 2002
(in thousands)

	Nine Months Ended

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,531	$31,935
Adjustments to reconcile net income to cash provided by operations-
Depreciation and amortization	19,593	17,346
Stock option tax benefits	594	3,610
Gain on extinguishment of debt	(34)	1,361
Other	2,985	3,362
Changes in assets and liabilities, net-
Accounts receivable, net	11,696	(9,068)
Accounts payable and accrued expenses	(12,870)	(3,168)
Income taxes payable	620	(5,226)
Inventories	(4,443)	1,328
Prepaid royalties and accrued royalties	(5,397)	(1,629)
Other	(5,932)	(1,399)

Net cash provided by operating activities	28,343	38,452

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(26,854)	(18,011)
Other	(688)	(6,359)

Net cash used in investing activities	(27,542)	(24,370)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt borrowings – German mortgage	3,001	—
Long-term debt repayments	(9,355)	(7,384)
Common stock purchases for treasury	(2,024)	—
Dividends paid — common shareholders	(1,965)	—
Dividends paid — minority interest shareholders	(878)	(1,140)
Stock option exercise proceeds	665	6,150

Net cash used in financing activities	(10,556)	(2,374)

Effect of exchange rates on cash and cash equivalents	729	343

Net change in cash and cash equivalents	(9,026)	12,051
Cash and cash equivalents, beginning of period	69,585	64,514

Cash and cash equivalents, end of period	$60,559	$76,565

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Reconciliation of EBITDA to GAAP Reporting
Three and Nine Months Ended June 30, 2003 and 2002
(in thousands)

	Three Months Ended		Nine Months Ended

	2003	2002	2003	2002

Income Before Income Taxes	$10,082	$20,537	$34,395	$52,215
Interest Expense	539	666	1,728	2,372
Depreciation and Amortization:
Depreciation — cost of sales	4,478	3,470	12,725	10,975
Depreciation — operating expenses	1,333	1,608	4,293	4,605
Amortization of licenses and other intangibles	840	679	2,575	1,766

Total depreciation and amortization	6,651	5,757	19,593	17,346

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$17,272	$26,960	$55,716	$71,933

Amounts for 2002 have been adjusted to reflect adoption of SFAS No.145 effective October 1, 2002. Prior to adoption, gains and losses on extinguishment of debt were reflected as extraordinary items. Gains and losses on extinguishment of debt are now included in other income (expense).

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Schedule of Net Sales by Channel
Three and Nine Months Ended June 30, 2003 and 2002
(in thousands)

	Three Months Ended		Nine Months Ended

	2003	2002	2003	2002

Die-cast:
Wholesale distribution and promotion -
Domestic	$31,405	$40,192	$76,738	$115,391
Foreign	8,208	6,777	25,509	21,590
Wholesale to mass-merchant retailers	643	9,287	19,790	22,568
Retail through Collector’s Catalogue Club	8,277	7,723	18,861	20,330

Total die-cast	48,533	63,979	140,898	179,879

Apparel and Other Memorabilia:
Wholesale distribution and promotion (1)	19,892	18,931	58,344	49,214
Retail at trackside	14,556	19,301	34,983	39,222
Wholesale to mass-merchant retailers	4,093	8,928	28,133	25,491

Total apparel and other memorabilia	38,541	47,160	121,460	113,927
Royalties and Other	543	946	2,114	2,600

Net Sales	$87,617	$112,085	$264,472	$296,406

(1)	Apparel and Other Memorabilia — Wholesale Distribution and Promotion net sales for the three months ended June 30, 2003, and nine months ended June 30, 2003, include $3,888 and $14,212, respectively, from subsidiaries acquired after June 30, 2002.